Exhibit 99.1

Healthaxis Announces First Quarter 2008 Operating Results

IRVING, Texas--(BUSINESS WIRE)--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three months ended March 31, 2008.

First Quarter 2008 Financial Highlights

  2008 first quarter revenues were $4.0 million compared to $4.2 million in the first quarter of 2007. The lower revenue this year is almost wholly attributable to the 2007 mid-year loss of a BPO services customer who was acquired by a larger organization. Application Service Provider (“ASP”) license fees and transaction fees increased slightly from new service offerings, though in total our customers experienced a net loss in the number of lives they service. Excluding the effects of the lost BPO customer, BPO services revenue was higher than last year due largely to the addition of accounts payable outsourcing revenues that are new in 2008.
  The Company reported a 2008 first quarter net loss of $542,000 ($0.07 per share) compared to a net loss in the first quarter of 2007 of $62,000 ($0.01 per share). The change compared to last year was negatively impacted by a $204,000 severance charge in sales and marketing. Non-cash equity compensation expense was $94,000 and $31,000 in the first quarters of 2008 and 2007, respectively. Depreciation and amortization expense was $281,000 and $276,000 for the first quarters of 2008 and 2007, respectively. These higher costs were partially offset by reduced BPO services personnel costs. Operating results this year were also negatively impacted by lower capitalized costs of $226,000 for customer implementations and software development.

Review and Outlook

Commenting on the Company's first quarter results, President and Chief Executive Officer, John M. Carradine, said, “With respect to the first quarter results, it is important to note that the two most significant negative items are behind us. The loss of a large customer in May 2007 had a noticeable impact on our revenues, but sequential quarterly revenue since that time has been increasing. Additionally, we took a $204,000 charge for severance in the first quarter. In a short period of time, the cost savings from this action will outweigh the cost of this charge.

“Accordingly, we are focused on the future. We added two new customers in the first quarter. We have been encouraged by our work in the accounts payable outsourcing space because we see an emerging market with significant room for growth. We continue to assess opportunities to use our strengths, domain expertise, and intellectual property to their highest strategic value.”

About Healthaxis Inc.

Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. With its Best Shore capability, Healthaxis can offer competitive, high quality BPO services in four locations – Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. The Smart Front End® enables payers the ultimate flexibility in network re-pricing and delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis’ claims administration systems solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit the website at www.healthaxis.com.

Forward-looking statements:

Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

Healthaxis Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$ 4,004	$ 4,211
Expenses:
Cost of revenues	3,538	3,438
Sales and marketing	385	248
General and administrative	586	559
Total operating expenses	4,509	4,245
Operating loss	(505)	(34)
Interest and other income (expense), net	(31)	(25)
Income tax expense	(6)	(3)
Net loss	$ (542)	$ (62)

Net loss per share of common stock	$ (0.07)	$ (0.01)
(Basic and diluted)

Weighted average common shares used in computing net loss per share:
Basic and diluted	8,325,857	8,171,551

Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)

	Mar. 31,	Dec. 31,
	2008	2007
Assets
Cash and cash equivalents	$ 2,583	$ 2,621
Accounts and notes receivable, net	2,597	2,630
Other current assets	591	510
Current assets	5,771	5,761
Property, equipment and software, net	1,228	1,361
Goodwill	11,276	11,276
Other assets	1,193	1,294
Total assets	$ 19,468	$ 19,692
Liabilities and stockholders' equity
Current liabilities	$ 3,850	$ 3,775
Long-term debt	1,417	1,192
Other long-term liabilities	1,127	1,173
Stockholders' equity	13,074	13,552
Total liabilities and stockholders' equity	$ 19,468	$ 19,692

CONTACT:
Healthaxis Inc.
Ron Herbert, CFO, 972-443-5000
rherbert@healthaxis.com